Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Net Income Per Share of $2.86

Versus $5.06 Prior Year, and Record Core Operating Income Per

Share of $4.20, Up 16.0%; P&C Combined Ratio Was a Record

84.0%; P&C Net Premiums Written Up 9.0%, or 11.0% in Constant

Dollars

•

Net income was $1.22 billion versus $2.27 billion prior year and core operating income was a record $1.79 billion versus $1.62 billion prior year. For the six months, net income was $3.19 billion, compared to $4.57 billion prior year, and core operating income was a record $3.43 billion, up 24.0%.

•

Consolidated net premiums written were up 7.9%, or 10.0% in constant dollars. P&C net premiums written were up 9.0%, or 11.0% in constant dollars, driven by growth in commercial lines of 12.1% and consumer lines of 8.0%.

•

North America P&C net premiums written were up 10.9%, driven by growth in commercial lines of 12.6% and consumer lines of 5.4%. Overseas General P&C net premiums written were up 5.7%, or 12.4% in constant dollars, including growth in commercial lines of 13.0% and consumer lines of 11.6%.

•

P&C underwriting income was a record $1.44 billion, up 21.1%, leading to a record P&C combined ratio of 84.0%, compared with 85.5% prior year. P&C current accident year underwriting income excluding catastrophe losses was a record $1.49 billion, up 23.5%, leading to a P&C current accident year combined ratio excluding catastrophe losses of 83.5%, compared with 85.4% prior year. Through the six months, P&C underwriting income was a record $2.72 billion and the P&C combined ratio was a record 84.2%.

•	Total pre-tax and after-tax P&C catastrophe losses were $291 million and $241 million, respectively, compared with $280 million and $226 million, respectively, last year.
•	Pre-tax net investment income was $888 million and adjusted net investment income was $950 million. Both were records.
•	Operating cash flow was $2.72 billion.
•	Unfavorable foreign currency movement in the quarter negatively impacted P&C net premiums written growth by 2.0 percentage points and core operating income by $34 million, or $0.08 per share.
•	Annualized return on equity (ROE) was 9.0% and annualized core operating ROE was 12.4%. Annualized core operating return on tangible equity (ROTE) was 18.6%.
•	On July 1, 2022, the company completed the acquisition of Cigna’s accident and health (A&H) and life business for $5.36 billion.

ZURICH – July 26, 2022 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2022 of $1.22 billion, or $2.86 per share, and core operating income of $1.79 billion, or $4.20 per share. Net income in the quarter was adversely impacted by realized losses of $565 million after tax, principally due to the mark-to-market impact on private and public equities and from sales in fixed income securities. The P&C combined ratio was 84.0% compared to 85.5% prior year, and the current accident year

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Chubb Limited News Release

P&C combined ratio excluding catastrophe losses was 83.5% compared to 85.4% prior year. Book and tangible book value per share decreased 7.7% and 11.6%, respectively, from March 31, 2022 and now stand at $123.46 and $77.71, respectively. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $4.91 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in the fixed income portfolio. Book and tangible book value per share excluding net unrealized investment losses each decreased 0.3%, from March 31, 2022.

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2022	2021	Change	2022	2021	Change

Net income	$1,215	$2,265	(46.4)%	$2.86	$5.06	(43.5)%
Cigna integration expenses, net of tax	2	-	NM	0.01	-	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	5	14	(64.3)%	0.01	0.03	(66.7)%
Adjusted net realized (gains) losses, net of tax	565	(658)	NM	1.32	(1.47)	NM

Core operating income, net of tax	$1,787	$1,621	10.3%	$4.20	$3.62	16.0%

Annualized return on equity (ROE)	9.0%	15.2%
Core operating return on tangible equity (ROTE)	18.6%	17.7%
Core operating ROE	12.4%	11.5%

For the six months ended June 30, 2022, net income was $3.19 billion, or $7.46 per share, and core operating income was $3.43 billion, or $8.01 per share. The P&C combined ratio was 84.2% compared to 88.6% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 83.5% compared to 85.3% prior year. Book and tangible book value per share decreased 11.8% and 17.7%, respectively, from December 31, 2021. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $8.48 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in the fixed income portfolio. The mark-to-market impact resulted in an unrealized loss position of $5.71 billion at June 30, 2022, compared with an unrealized gain position of $2.26 billion at December 31, 2021. Book and tangible book value per share excluding net unrealized investment gains (losses) increased 1.8% and 2.6%, respectively, from December 31, 2021.

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Chubb Limited News Release

Chubb Limited

Six Month Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2022	2021	Change	2022	2021	Change

Net income	$3,189	$4,565	(30.1)%	$7.46	$10.13	(26.4)%
Cigna integration expenses, net of tax	2	-	NM	0.01	-	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	14	30	(53.3)%	0.03	0.07	(57.1)%
Adjusted net realized (gains) losses, net of tax	222	(1,832)	NM	0.51	(4.07)	NM

Core operating income, net of tax	$3,427	$2,763	24.0%	$8.01	$6.13	30.7%

Annualized return on equity (ROE)	11.5%	15.3%
Core operating return on tangible equity (ROTE)	18.0%	15.4%
Core operating ROE	11.9%	9.9%

For the six months ended June 30, 2022 and 2021, the tax expenses (benefits) related to the table above were $(1) million and nil, respectively, for Cigna integration expenses; $(6) million and $(8) million for amortization of fair value adjustment of acquired invested assets and long-term debt; $(62) million and $149 million, respectively, for adjusted net realized gains and losses; and $717 million and $514 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had an outstanding quarter that reflects the strong momentum in our company: record operating earnings, underwriting and investment results, and double-digit premium revenue growth in constant dollars. Core operating income per share was $4.20, up 16%; P&C underwriting income topped $1.4 billion, up over 21%, with a combined ratio of 84%; and adjusted net investment income was $950 million – all were records.

“Total P&C premiums globally grew 11% in constant dollars, with commercial up 12% and consumer up 8%, though published growth was impacted by the headwinds from the strength of the dollar. Commercial P&C pricing changes remained strong and exceeded both our actual observed and future projected loss cost trends. Commercial premiums increased 12.5% in North America, or 8.7% excluding agriculture, and 13% in our international operations in constant dollars. On the consumer side, our international business continued to pick up momentum, with constant dollar growth of 11.6%, while our U.S. high net worth business grew 4.7% on the back of record new business and strong pricing.

“We are bullish about our future prospects while mindful of the world around us. We are in the risk business. Our momentum and earning power are strong, driven by commercial P&C growth and pricing that remain quite good; increasing investment income due to rising rates and strong cash flow; accelerating consumer lines growth globally; and life company revenue and earnings which will benefit from the addition of Cigna’s business in Asia. Together, these will continue to drive strong EPS growth.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2022 were as follows:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2022	2021	Change

P&C
Net premiums written (increase of 11.0% in constant dollars)	$9,731	$8,931	9.0%
Commercial P&C (increase of 12.1% in constant dollars)	$7,077	$6,398	10.6%
Consumer P&C (increase of 8.0% in constant dollars)	$2,654	$2,533	4.8%
Underwriting income	$1,441	$1,191	21.1%
Combined ratio	84.0%	85.5%
Current accident year underwriting income excluding catastrophe losses	$1,485	$1,203	23.5%
Current accident year combined ratio excluding catastrophe losses	83.5%	85.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 8.9% in constant dollars)	$8,993	$8,419	6.8%
Commercial P&C (increase of 9.3% in constant dollars)	$6,339	$5,886	7.7%
Consumer P&C (increase of 8.0% in constant dollars)	$2,654	$2,533	4.8%
Underwriting income	$1,379	$1,142	20.8%
Combined ratio	83.7%	85.4%
Current accident year underwriting income excluding catastrophe losses	$1,402	$1,150	21.9%
Current accident year combined ratio excluding catastrophe losses	83.4%	85.3%

•

Consolidated net premiums earned increased 8.4%, or 10.7% in constant dollars. P&C net premiums earned increased 9.8%, or 12.0% in constant dollars, comprising growth in commercial and consumer lines of 13.0% and 2.2%, respectively, or 14.8% and 5.3%, respectively, in constant dollars.

•	Pre-tax net investment income was a record $888 million, compared with $884 million prior year, and adjusted net investment income was a record $950 million, compared with $945 million prior year.
•

Total capital returned to shareholders in the quarter was $1.48 billion, including share repurchases of $1.13 billion, at an average purchase price of $206.11 per share, and dividends of $348 million. Total capital returned to shareholders for the six months ended June 30, 2022 was $2.82 billion, including share repurchases of $2.13 billion at an average purchase price of $205.84 per share, and dividends of $688 million. The company previously announced that its Board of Directors approved a new share repurchase program of up to $2.5 billion through June 30, 2023.

•

Total pre-tax and after-tax P&C catastrophe losses were $291 million (3.2 percentage points of the combined ratio) and $241 million, respectively, compared with $280 million (3.4 percentage points of the combined ratio) and $226 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $247 million (2.7 percentage points of the combined ratio) and $205 million, respectively, compared with $268 million (3.3 percentage points of the combined ratio) and $224 million, respectively, last year.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2022 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,829	$6,160	10.9%
Commercial P&C	$5,233	$4,645	12.6%
Consumer P&C	$1,596	$1,515	5.4%
Combined ratio	80.2%	82.9%
Current accident year combined ratio excluding catastrophe losses	81.0%	82.4%

North America Commercial P&C Insurance
Net premiums written	$4,665	$4,285	8.9%
Commercial P&C excluding A&H	$4,495	$4,133	8.7%
Major accounts retail and excess and surplus (E&S) wholesale	$2,743	$2,487	10.3%
Middle market and small commercial	$1,752	$1,646	6.4%
Accident and health (A&H)	$170	$152	11.6%
Combined ratio	76.9%	83.1%
Current accident year combined ratio excluding catastrophe losses	80.8%	82.9%

North America Personal P&C Insurance
Net premiums written	$1,426	$1,363	4.7%
Combined ratio	86.9%	80.7%
Current accident year combined ratio excluding catastrophe losses	79.7%	79.2%

North America Agricultural Insurance
Net premiums written	$738	$512	44.0%
Combined ratio	89.1%	88.1%
Current accident year combined ratio excluding catastrophe losses	85.4%	87.1%

Overseas General Insurance
Net premiums written (increase of 12.4% in constant dollars)	$2,640	$2,497	5.7%
Commercial P&C (increase of 13.0% in constant dollars)	$1,582	$1,479	7.0%
Consumer P&C (increase of 11.6% in constant dollars)	$1,058	$1,018	3.9%
Combined ratio	81.6%	83.9%
Current accident year combined ratio excluding catastrophe losses	86.2%	88.4%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 2.3 percentage point decrease in the loss ratio and a 0.2 percentage point increase in the expense ratio.

•	North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses increased 0.5 percentage points due to a 0.5 percentage point increase in the expense ratio.
•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.7 percentage points, including a 1.6 percentage point decrease in the expense ratio and a 0.1 percentage point decrease in the loss ratio.

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Chubb Limited News Release

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.2 percentage points, including a 1.6 percentage point decrease in the expense ratio and a 0.6 percentage point decrease in the loss ratio.

•

Global Reinsurance: Net premiums written were $262 million, down 4.0%. The combined ratio was 92.8%, compared with 86.6% prior year. The current accident year combined ratio excluding catastrophe losses was 80.4% compared with 81.2% prior year.

•

Life Insurance: Net premiums written were $571 million, down 7.2%, or 4.9% in constant dollars, and segment income was $101 million. International life insurance net premiums written decreased 4.9%, or 0.8% in constant dollars, while net premiums written and deposits collected were down 20.8%, or 18.3% in constant dollars, driven by the continued impact of the pandemic on the company’s agency force and challenging market conditions for deposit products in certain Asian markets. International life insurance segment income increased 12.0%, or up 13.6% in constant dollars. Combined Insurance North America net premiums written decreased 10.2% and segment income decreased 3.5%.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2022, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 27, 2022 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-458-4121 (within the United States) or 313-209-6672 (international), passcode 2366321. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 34,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $14 million and $22 million in Q2 2022 and Q2 2021, respectively, and including investment income of $48 million and $39 million in Q2 2022 and Q2 2021, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $30 million and $48 million for the six months ended June 30, 2022 and 2021, respectively, and the investment income from private equity partnerships was $111 million and $80 million for the six months ended June 30, 2022 and 2021, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Cigna integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased

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Chubb Limited News Release

invested assets and long-term debt, related to the Chubb Corp acquisition due to the size and complexity of this acquisition. We exclude Cigna integration expenses as these expenses are distortive to our results and are not indicative of our underlying profitability. We believe excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding unrealized investment gains (losses), excludes the mark-to-market on the company’s fixed maturities portfolio. We believe that excluding these net unrealized gains (losses) would highlight the underlying growth in book value and tangible book value without the impact of interest rate volatility. Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

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Chubb Limited News Release

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited Summary Consolidated Balance Sheets (in millions of U.S. dollars, except per share data) (Unaudited)

	June 30 2022	December 31 2021

Assets
Investments	$109,849	$122,323
Cash	7,122	1,659
Insurance and reinsurance balances receivable	12,758	11,322
Reinsurance recoverable on losses and loss expenses	17,777	17,366
Goodwill and other intangible assets	20,317	20,668
Other assets	27,828	26,716

Total assets	$195,651	$200,054

Liabilities
Unpaid losses and loss expenses	$74,092	$72,943
Unearned premiums	20,386	19,101
Other liabilities	49,506	48,296

Total liabilities	143,984	140,340

Shareholders’ equity
Total shareholders’ equity, excl. AOCI	59,942	59,364
Accumulated other comprehensive income (loss) (AOCI)	(8,275)	350

Total shareholders’ equity	51,667	59,714

Total liabilities and shareholders’ equity	$195,651	$200,054

Book value per common share	$123.46	$139.99
Tangible book value per common share	$77.71	$94.38
Book value per common share, excl. AOCI	$143.24	$139.16
Tangible book value per common share, excl. AOCI	$95.31	$91.85

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Chubb Limited News Release

Chubb Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Gross premiums written	$13,047	$11,860	$24,551	$22,405
Net premiums written	10,302	9,546	19,501	18,208
Net premiums earned	9,557	8,813	18,303	17,034
Losses and loss expenses	5,408	5,006	10,195	10,059
Policy benefits	159	185	304	352
Policy acquisition costs	1,739	1,698	3,476	3,363
Administrative expenses	818	775	1,596	1,519
Net investment income	888	884	1,710	1,747
Net realized gains (losses)	(504)	(33)	(403)	854
Interest expense	134	122	266	244
Other income (expense):
Gains (losses) from separate account assets	(18)	15	(49)	19
Other	(83)	762	258	1,248
Amortization of purchased intangibles	71	73	142	145
Cigna integration expenses	3	-	3	-
Income tax expense	293	317	648	655

Net income	$1,215	$2,265	$3,189	$4,565

Diluted earnings per share:
Net income	$2.86	$5.06	$7.46	$10.13
Core operating income	$4.20	$3.62	$8.01	$6.13

Weighted average shares outstanding	425.4	448.0	427.7	450.7

P&C combined ratio
Loss and loss expense ratio	58.3%	58.7%	57.4%	61.1%
Policy acquisition cost ratio	17.6%	18.4%	18.5%	18.9%
Administrative expense ratio	8.1%	8.4%	8.3%	8.6%

P&C combined ratio	84.0%	85.5%	84.2%	88.6%

P&C underwriting income	$1,441	$1,191	$2,724	$1,813

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